CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-236575 on Form N-1A of our report dated June 25, 2025, relating to the financial statements and financial highlights of BlackRock U.S. Mortgage Portfolio, a series of Managed Account Series II (the “Fund”), appearing in Form N-CSR of the Fund for the year ended April 30, 2025, and to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 23, 2025